Exhibit 99.1
Horsehead Holding Corp. Announces Increased Size and Pricing of Its Public
Offering of Common Stock
Pittsburgh, PA, September 10, 2009 — Horsehead Holding Corp. (Nasdaq: ZINC), the parent company of Horsehead Corporation and a leading U.S. zinc producer and recycler of hazardous waste, today announced that it has increased the number of shares of its common stock to be sold in its previously announced underwritten public offering from 6,000,000 to 7,000,000 shares, and has priced the offering at $10.50 per share. The Company has granted the underwriters a 30-day option to purchase up to an additional 1,050,000 shares of common stock from the Company to cover over-allotments, if any.
The closing of the offering is expected to occur on or about September 16, 2009, subject to customary closing conditions. After deducting underwriting discounts and commissions and estimated offering expenses, the Company expects to receive $69.4 million in net proceeds from the offering, plus any proceeds received from the exercise by the underwriters of their over-allotment option. The Company intends to use the net proceeds from the offering for general corporate purposes, which may include capital expenditures, acquisitions, working capital, investments and the repayment of indebtedness.
Stifel, Nicolaus & Company, Incorporated is acting as sole book-running manager for the offering. Canaccord Adams, Inc., FBR Capital Markets & Co. and Raymond James & Associates, Inc. are acting as co-managers.
This press release does not constitute an offer to sell or solicitation of an offer to buy any security, nor will there be any sale of such security in any jurisdiction in which such offer, sale or solicitation would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Copies of the prospectus and final prospectus supplement, when available, may be obtained from Stifel Nicolaus, Attn: Prospectus Department, One South Street, 15th Floor, Baltimore, MD 21202, or by telephone to (443) 224-1988.
About Horsehead Holding Corp.
Horsehead Holding Corp. is a leading U.S. producer of specialty zinc and zinc-based products and a leading recycler of electric arc furnace (“EAF”) dust, a hazardous waste produced by the steel mini-mill manufacturing process. Headquartered in Pittsburgh, PA, Horsehead employs over 800 people and has seven locations throughout the U.S.
Source: Horsehead Holding Corp.
Contact: Ali Alavi 724.773.2212